Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph M. Solomon

President

(410) 665-7600

CBM Bancorp, Inc Announces Completion of Stock Offering and Related

Conversion of Banks of the Chesapeake, M.H.C.

BALTIMORE, Maryland, September 27, 2018 —CBM Bancorp, Inc. (the “Company”), the holding company for Chesapeake Bank of Maryland (the “Bank”), announced today the completion of its stock offering and the related conversion of the Bank’s former mutual holding company to the stock holding company form of organization.

The Company sold a total of 4,232,000 shares of common stock in the subscription offering at a price of $10.00 per share. The offering was oversubscribed by eligible account holders who had a first-tier priority (those depositors having a qualifying deposit as of April 30, 2017) in the subscription offering, and by the ESOP. Shares have been allocated among first tier subscribers and the ESOP in accordance with the Plan of Conversion and Reorganization as described in the Company’s Prospectus.

Some eligible account holders may not receive all shares for which they subscribed. Eligible account holders wishing to confirm their allocations may do so by contacting the Stock Information Center at (888) 317-2811. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 5:00 p.m. Eastern Time.

Direct Registration System statements for shares purchased in the subscription offering, interest checks and refund checks for any persons not receiving all shares ordered are expected to be mailed on or about September 28, 2018. Shares of the Company’s common stock are expected to trade on the Nasdaq Capital Market under the trading symbol “CBMB” beginning Friday, September 28, 2018.

Raymond James & Associates, Inc. acted as agent in the stock offering and served as financial advisor to the Company and the Bank in connection with the conversion and stock offering. Jones Walker LLP acted as legal counsel to the Company and the Bank in connection with the conversion and stock offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Raymond James & Associates, Inc.

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, failure to receive required regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank and the Company are engaged.

The shares of common stock of CBM Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.